Exhibit 2.3

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), is made and entered into as of February 16, 2021, by and among Madison Technologies, Inc., a Nevada corporation (the “Buyer”), Sovryn Holdings, Inc., a Delaware corporation (the “Company”), and the shareholders of the Company identified on Exhibit A attached hereto (each a “Shareholder” and collectively, the “Shareholders”).Capitalized terms used in this Agreement are defined in Annex A attached hereto.

WHEREAS, the Company has 1,000,000 shares of common stock, par value $0.0001 per share (the “Company Shares”) issued and outstanding, all of which are held by the Shareholders.

WHEREAS, the Shareholders have agreed to exchange the Company Shares with Buyer in exchange for transfer of 100 shares of series B preferred stock, par value $0.001 per share of Buyer currently held by Jeff Canouse, the Buyer’s CEO, to the designee of the Company (the “Buyer Series B Preferred Stock”) and 1,000 shares of series E preferred stock, par value $0.001 per share of the Buyer, with such terms as set forth in the certificate of designations attached hereto as Exhibit B (the “Buyer Series E Preferred Stock” and collectively, the “Exchange Shares”) of the Buyer, on the terms and subject to the conditions set forth herein (the “Exchange”).

WHEREAS, the Exchange is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

WHEREAS, the Board of Directors of each of the Buyer and the Company has determined that it is desirable and in the best interests of their respective shareholders of their respective companies to effect the Exchange.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES

1.1. Exchange by the Shareholder. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to the Buyer the Company Shares owned by the Shareholder free and clear of all Liens of in exchange for the Exchange Shares.

1.2. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of the Buyer, commencing upon the satisfaction or waiver of all conditions and obligations of the parties to consummate the transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective parties will take at Closing) or such other date and time as the parties may mutually determine (the “Closing Date”).

ARTICLE II

REPRESENTATIONS OF THE SHAREHOLDERS

Each Shareholder represents and warrants to the Buyer, as follows:

2.1 Good Title. The Shareholder is the record and beneficial owner, and has good and marketable title to the Company Shares being exchanged by such Shareholder pursuant to this Agreement as set forth on Exhibit A, with the right and authority to sell and deliver such Company Shares to Buyer as provided herein. Upon registering of the Buyer as the new owner of such Company Shares in the share register of the Company, the Buyer will receive good title to such Company Shares, free and clear of all Liens.

2.2 Power and Authority. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the transactions contemplated by this Agreement have been properly taken. The obligations of the Shareholder under this Agreement constitute legal, valid and binding obligations of the Shareholder, enforceable against Shareholder in accordance with the terms hereof.

2.3 No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any Governmental Entity under any Laws; (ii) will not violate any Laws applicable to Shareholder; and (iii) will not violate or breach any contractual obligation to which Shareholder is a party.

2.4 No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the transactions contemplated under this Agreement that the Company or the Buyer will be responsible for.

2.5 Purchase Entirely for Own Account. The Exchange Shares proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

2.6 Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer. Shareholder acknowledges that an investment in the Buyer Common Stock involves a high degree of risk, is speculative and there can be no assurance of any return on any such investment.

2.7 Non-Registration. The Shareholder understands that the Exchange Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Exchange Shares in accordance with the Buyer charter documents or the laws of its jurisdiction of incorporation.

2.8 Restricted Securities. The Shareholder understands that the Exchange Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Exchange Shares would be acquired in a transaction not involving a public offering. The Shareholder further acknowledges that if the Exchange Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.

2.9 Legends. The Shareholder understands that the Exchange Shares will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.10 Accredited Investor. The Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS

The Shareholders and the Company jointly and severally represent and warrant to Buyer that, except as set forth in the disclosure schedules delivered by the Company to Buyer (the “Company Disclosure Schedule”) which have been provided to Buyer prior to the date hereof:

3.1. Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

3.2. Subsidiaries. The Company does not have any Subsidiaries and does not own directly or indirectly, any equity or ownership interest in any company, corporation, partnership, joint venture or otherwise.

3.3. Capital Structure of the Company. As of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital stock of the Company or any Subsidiary, and all shares of capital stock reserved for issuance under the Company’s various option and incentive plans is specified on Schedule 3.3. No shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company.

3.4. Corporate Authority; Noncontravention. The Company has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement contemplated hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Company and the Shareholders. This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Exchange and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company under, (i) the Certificate of Incorporation, Bylaws or other organizational or charter documents of the Company (copies of which have been provided to Buyer on or prior to the date of this Agreement) (the “Company Charter Documents”), (ii) any, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Company or the Shareholder, theirs properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Company or the Shareholder, their properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the Exchange.

3.6. Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

3.7. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

3.8. Litigation; Compliance with Laws.

(a) There is no suit, action or proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect. Except as set forth on Schedule 3.8, neither the Company, any Subsidiary nor to the Company’s Knowledge, any director or officer of the Company or any Subsidiary thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company there is not pending or contemplated, any investigation by the SEC involving the Company.

(b) The conduct of the business of the Company complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto, except as would not have a Material Adverse Effect with respect to the Company.

3.9. Tax Returns and Tax Payments.

(a) The Company was formed in December 2020 and has not filed with the appropriate taxing authorities any Tax Returns required to be filed by it (taking into account all applicable extensions). No claim has ever been made in writing or otherwise addressed to the Company or any Subsidiary by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) No material claim for unpaid Taxes has been made or become a Lien against the property of the Company or is being asserted against the Company or any Subsidiary.

(c) As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.10. Material Agreements.

(a) Schedule 3.10 lists the following contracts and other agreements (“Company Material Agreements”) to which the Company or any Subsidiary is a party: (i) any agreement (or group of related agreements) for the lease of real or personal property, including capital leases, to or from any person providing for annual lease payments in excess of $25,000; (ii) any licensing agreement, or any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $10,000, or under which a security interest has been imposed on any of its Assets, tangible or intangible; (iv) any profit sharing, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former officers, directors and managers or any employees; (v) any employment or independent contractor agreement providing annual compensation in excess of $10,000 or providing post-termination or severance payments or benefits or that cannot be cancelled without more than thirty (30) days’ notice; (vi) any agreement with any current or former officer, director, shareholder, members, manager or affiliate; (vii) any agreements relating to the acquisition (by merger, purchase of units or assets or otherwise) of any operating business or material assets or the capital stock of any other person; (viii) any agreements for the sale of any of the assets, other than in the ordinary course of business; (ix) any outstanding agreements of guaranty, surety or indemnification, direct or indirect; (x) any royalty agreements, licenses or other agreements relating to Intellectual Property (excluding licenses pertaining to “off-the-shelf” commercially available software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000); and (xi) any other agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Buyer either an original or a correct and complete copy of each written Material Agreement. With respect to each Material Agreement to which the Company or any Subsidiary is a party thereto: (i) the agreement is the legal, valid, binding, enforceable obligation and is in full force and effect in all material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) is not in material breach or default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; and (iii) no material provision of the agreement has been repudiated.

3.11. Board Recommendation. The Board of Directors of the Company have determined that the terms of the Exchange is fair to and in the best interests of the respective shareholders of the Company.

3.13. No Registration of Securities. The Company understands and acknowledges that except as set forth in this Agreement, the offering, exchange and issuance of the Exchange Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, exchange and issuance of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and that Buyer’s reliance upon such exemption is predicated in part upon the Company’s and the Shareholders’ representations herein.

3.14. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

3.15. Registration Rights. No Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

3.16. Bad Actor Disqualification. With respect to the Exchange Shares to be issued hereunder in reliance on Rule 506 under the Securities Act (“Regulation D Securities”), except as set forth on Schedule 3.16, none of the Shareholders, the Company, any of its predecessors, any affiliated issuer, any director, executive officer, any beneficial owner of 20% or more of the Shareholder’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Shareholder has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Buyer a copy of any disclosures provided thereunder as set forth on Schedule 3.16.

3.17. Full Disclosure. All of the representations and warranties made by the Company in this Agreement, including the Company Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to Buyer or its representatives by or on behalf of any Company or its Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.18 Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, the Company does not make any other express or implied representation or warranty on behalf of the Company in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and to the Shareholders that, except as set forth in Buyer Disclosure Schedule:

4.1. Organization, Standing, Corporate Power and Quotation of Common Stock. Buyer and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Buyer and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Buyer. If the Buyer has no Subsidiaries, all other references to the Subsidiaries or any of them in this Agreement, shall be disregarded.

4.2. Subsidiaries. The Subsidiaries of the Buyer, and the authorized and outstanding capital stock of each are set forth on Schedule 4.2. All of the outstanding capital stock of the Buyer’s Subsidiaries are owned by Buyer free and clear of all Liens. Other than as set forth on Schedule 4.2, Buyer does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise. Except as set forth on Schedule 4.2, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Buyer or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Buyer. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Buyer. Except as set forth on Schedule 4.2, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Buyer. Except as set forth on Schedule 4.2, (i) there are no ongoing obligations or costs that would be required to be borne by the Seller after the Closing Date related to any Subsidiary of the Buyer, (ii) neither Buyer nor Subsidiary is party to any contract, commitment, understanding or arrangement, whether written or oral, by which the Company or any Subsidiary is or may become bound related to any business and/or activities conducted by any Subsidiary, and (iii) there are no liability as of the Closing Date related to any Subsidiary.

4.3. Capital Structure of Buyer.

Immediately prior to the issuance of the Exchange Shares at Closing, as of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of capital stock reserved for issuance under the Company’s various option and incentive plans is specified on Schedule 4.3. No Shares of Buyer Common Stock or Buyer Preferred Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise (except as described below). All outstanding shares of capital stock of Buyer and its Subsidiaries are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except as set forth on Schedule 4.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). Except as set forth on Schedule 4.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Buyer or any of its Subsidiaries or obligating Buyer or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Buyer or any of its Subsidiaries. There are no agreements or arrangements pursuant to which the Buyer is or could be required to register shares of Buyer Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of the Buyer with respect to securities of the Buyer. The Buyer does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

4.4. Corporate Authority; Noncontravention. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and when delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5. No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Exchange Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Buyer’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Buyer or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Buyer or Subsidiary debt or otherwise) or other understanding to which the Buyer or any Subsidiary is a party or by which any property or asset of the Buyer or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Buyer or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Buyer or a Subsidiary is bound or affected.

4.6. SEC Filings; Financial Statements; Information Provided.

(a) Except as set forth on Schedule 4.6, Buyer has filed all forms, reports, certifications and other documents required to be filed by Buyer with the SEC since January 1, 2018. All such forms, reports and other documents, as amended prior to the date hereof are referred to herein as the “Buyer SEC Reports.” All of the Buyer SEC Reports (A) at the time filed (or if amended prior to the date hereof, when so amended), complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Buyer SEC Reports and (B) did not at the time they were filed (or if amended prior to the date hereof, when so amended) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b) The consolidated financial statements of the Buyer (including, in each case, any related notes and schedules) contained in the Buyer SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the dates indicated and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated balance sheet of Buyer as of December 31, 2019 is referred to herein as the “Buyer Balance Sheet.”

(c) K. R. Margetson Ltd., Buyer’s current auditors, is and has been at all times since its engagement by Buyer (i) “independent” with respect to Buyer within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2018, Buyer’s principal executive officer and its principal financial officer have disclosed to Buyer’s auditors and the audit committee of the Buyer Board all known (i) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adverse and materially affect the Company’s ability to record, process, summarize and report financial information, (ii) material weaknesses in the design and operation of internal controls over financial reporting, and (iii) any fraud, whether or not material, that involves the management or other employees who have a significant role in the Buyer’s internal controls over financial reporting. Each of the Buyer and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses and/or fraud.

(e) Buyer is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Buyer’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Buyer nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(f) As of the date of this Agreement, the Buyer has timely responded to all comment letters of the staff of the SEC relating to the Buyer SEC Reports, and the SEC has not advised the Buyer that any final responses are inadequate, insufficient or otherwise non-responsive. The Buyer has made available to the Seller true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and the Buyer and any of its Subsidiaries, on the other hand, occurring since January 1, 2018 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the knowledge of the Buyer, as of the date of this Agreement, none of the Buyer SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(h) Each of the principal executive officer of the Buyer and the principal financial officer of the Buyer (or each former principal executive officer of the Buyer and each former principal financial officer of the Buyer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Buyer SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 4.02(h), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act.

(i) Neither the Buyer, nor to the Knowledge of the Buyer, any of its Subsidiaries, directors, officers, employees, or the internal or external auditors of the Buyer or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that the Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(j) Buyer is not currently an issuer identified in Rule 144(i)(1)(i) of the Securities Act. Buyer acknowledges that it was, prior to October 21, 2016, an issuer identified under Rule 144(i)(1)(i) of the Securities Act and it has satisfied the requirements under Rule 144(i)(2) for ceasing to be an issuer identified under Rule 144(i)(1)(i) of the Securities Act.

4.7. Absence of Certain Changes. Since the date of the latest audited financial statements included within the Buyer SEC Reports, except as specifically disclosed in a subsequent Buyer SEC Report filed prior to the date hereof or as set forth on Schedule 4.7, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Buyer has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Buyer’s Financial Statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, and (iv) the Buyer has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Buyer does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Purchased Shares contemplated by this Agreement or as set forth on Section 5.09 of the Disclosure Schedules, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Buyer or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Buyer under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

4.8. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Buyer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

4.9. Litigation; Labor Matters; Compliance with Laws.

(a) Except as set forth on Schedule 4.9 to this Agreement, there is no suit, action or proceeding or investigation pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Buyer or prevent, hinder or materially delay the ability of Buyer to consummate the Exchange, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Buyer having, or which, insofar as reasonably could be foreseen by Buyer, in the future could have, any such effect.

(b) Buyer is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, any of which could have a Material Adverse Effect with respect to Buyer. As of the date of this Agreement, there are no employee grievances, complaints or charges pending against Buyer or, to Buyer’s Knowledge, otherwise related to the business under any employee dispute resolution procedure. Buyer is in compliance in all material respects with all applicable federal, state, local and all other applicable laws, regulations, ordinances or orders with respect to employment and employment practices, terms and conditions of employment and wages and hours. Except as would not result in a material liability, neither Buyer nor, to Buyer’s Knowledge, any of its Affiliates has misclassified any Employee as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any benefit plan of the Buyer.

(c) Buyer and each Subsidiary is and has been since January 1, 2018, in compliance in all material respects with all Laws and Governmental Orders applicable to the conduct of its business as described in the Buyer SEC Reports. Since January 1, 2018, neither Buyer nor any Subsidiary has received any written notice or other written communication from any Governmental Authority or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of any such Law or Governmental Order.

(d) Neither the Buyer nor to the best of Buyer’s Knowledge, any director or officer thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the best knowledge of the Buyer, there is not pending or contemplated, any investigation by the SEC involving the Buyer or any current or former director or officer of the Buyer.

4.10. Benefit Plans. Buyer is not a party to any Benefit Plan under which Buyer currently has an obligation to provide benefits to any current or former employee, officer or director of Buyer.

4.11. Tax Returns and Tax Payments.

(a) Except as set forth on Schedule 4.11, Buyer has filed all Tax Returns required to be filed by it (taking into account all applicable extensions or agreed payment schedules). No claim has ever been made in writing or otherwise addressed to Buyer or any of its Subsidiaries by a taxing authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Since the Buyer Balance Sheet Date, Buyer has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(b) No material claim for unpaid Taxes has been made or become a Lien against the property of Buyer or any of its Subsidiaries or is being asserted against Buyer or any of its Subsidiaries, no audit of any Tax Return of Buyer or any of its Subsidiaries is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Buyer or any of its Subsidiaries and is currently in effect. Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.12. Environmental Matters. Buyer and each of its Subsidiaries is in compliance with all requisite Environmental Laws in all material respects. Neither Buyer nor any of its Subsidiaries has received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations, which, if determined adversely to Buyer or any of its Subsidiaries, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Buyer and each its Subsidiaries holds all Permits and authorizations required under applicable Environmental Laws, unless the failure to hold such Permits and authorizations would not have a Material Adverse Effect on Buyer, and is compliance with all terms, conditions and provisions of all such Permits and authorizations in all material respects. No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Buyer or any of its Subsidiaries or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has any liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a Material Adverse Effect on Buyer or any of its Subsidiaries. There are no past, pending or threatened claims under Environmental Laws against Buyer or any of its Subsidiaries and neither Buyer nor any of its Subsidiaries is aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Buyer or any of its Subsidiaries pursuant to Environmental Laws.

4.13. Properties. Buyer and each of its Subsidiaries has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by Buyer or acquired after the date thereof which are, individually or in the aggregate, material to Buyer’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by Buyer or its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Buyer and each of its Subsidiaries is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4.14. Intellectual Property. The Buyer Intellectual Property is set forth on Schedule 4.14. Except as set forth in the Buyer SEC Reports Buyer and each of its Subsidiaries owns or has valid rights to use the trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted. All of Buyer’s and its Subsidiaries’ licenses to use software programs are current and have been paid for the appropriate number of users. To the Knowledge of Buyer, none of Buyer’s or its Subsidiaries’ Intellectual Property infringe upon the rights of any third party that may give rise to a cause of action or claim against Buyer or each of its successors. Neither the Buyer nor any Subsidiary is not currently infringing or misappropriating the Intellectual Property of any other Person that would have a Material Adverse Effect. No licenses or rights from any third parties (or additional payments to any such persons resulting from the transactions contemplated by this Agreement) are required to use and exploit the Intellectual Property as currently used and exploited by Seller.

4.15. Board Determination. The Board of Directors of Buyer has determined as of the Closing Date that the terms of the transactions contemplated by this Agreement are fair to and in the best interests of Buyer and its stockholders.

4.16. Due Authorization. Buyer represents that the issuance of the Exchange Shares will be in compliance with Nevada law and the Articles of Incorporation and Bylaws of Buyer. The Exchange Shares have been duly and validly authorized and, upon issuance in accordance with this Agreement, will be duly issued, fully paid and non-assessable and free (and not issued or sold in violation) of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights, taxes, claims, liens, charges, encumbrances or other restrictions (other than as provided herein and restrictions under federal and applicable state securities laws).

4.17. Compliance. Except as set forth on Schedule 4.17, neither the Buyer nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Buyer or any Subsidiary under), nor has the Buyer or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.18. Compliance with Anti-Corruption Laws. Neither Buyer nor to the knowledge of Buyer, any director, officer, agent, employee or other person acting on behalf of Buyer has, in the course of its actions for, or on behalf of, Buyer (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any applicable U.S. laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.19. OFAC; Illegal Payments. Neither Buyer, nor to the knowledge of Buyer, any director, officer, agent, employee, affiliate or person acting on behalf of Buyer, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Neither Buyer, nor any director, officer, member, manager, agent, employee or other Person acting on behalf of Buyer has, in the course of his actions for, or on behalf of, Buyer: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign law or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.20. Liabilities. Buyer has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities indebtedness or obligations disclosed to the Company in writing and set forth on Schedule 4.20.

4.21. transactions contemplated by this Agreement With Affiliates and Employees. No officer, director, employee or stockholder of the Buyer or any Affiliate of any such Person, has or has had, either directly or indirectly, an interest in any transaction with Buyer (other than for services as employees, officers and directors), including any contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the knowledge of Buyer, any entity in which any such Person has an interest or is an officer, director, trustee or partner.

4.22. Bank Accounts and Safe Deposit Boxes. Buyer has such bank accounts at such banks and with such account numbers as set forth on Schedule 4.22.

4.23. Investment Company. Neither Buyer nor any subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.24. Bankruptcy and Indebtedness. Buyer has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Buyer have any Knowledge or reason to believe that any of its respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. There is no outstanding secured and unsecured indebtedness of Buyer, or for which the Company has commitments except as set forth on Schedule 4.20. All indebtedness of the Buyer will be paid off on or prior to the Closing Date. Neither the Buyer nor any Subsidiary is in default with respect to any indebtedness.

4.25. Listing and Maintenance Requirements. Buyer’s common stock is currently quoted on the OTCQB Market tier maintained by OTC Markets Group, Inc. (“OTC”) under the symbol “MDEX”, and Buyer has not, in the 24 months preceding the date hereof, received any notice from the OTC or FINRA or any trading platform on which the common stock is or has been traded or quoted to the effect that Buyer is not in compliance with the quoting, listing or maintenance requirements of the OTC or such other trading market. Buyer is, and has no reason to believe that it will not, in the foreseeable future, continue to be in compliance with all such quoting, listing and maintenance requirements.

4.26. No SEC or FINRA Inquiries. Neither Buyer nor any of its present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

4.27. DTC Eligible. The Buyer’s common stock is DTC eligible and DTC has not placed a “freeze” or a “chill” on such securities and the Company has no reason to believe that DTC has any intention to make its common stock not DTC eligible, or place a “freeze” or “chill” on such securities.

4.28. Promotional Stock Activities. Neither the Buyer, its officers, or any affiliates or agents of Buyer have engaged in any stock promotional activity that could give rise to a complaint or inquired by the SEC alleging (i) a violation of the anti-fraud provisions of the federal securities laws, (ii) violations of the anti-touting provisions, (iii) improper “gun-jumping; or (iv) promotion without proper disclosure of compensation.

4.29. Material Contracts. Schedule 4.29 lists the following contracts and other agreements (“Material Agreements”) to which the Buyer is a party: (i) any agreement (or group of related agreements) for the lease of real or personal property, including capital leases, to or from any person providing for annual lease payments in excess of $25,000; (ii) any licensing agreement, or any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $10,000, or under which a security interest has been imposed on any of its assets, tangible or intangible; (iv) any profit sharing, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former officers, directors and managers or any of the Buyer’s employees; (v) any employment or independent contractor agreement providing annual compensation in excess of $10,000 or providing post-termination or severance payments or benefits or that cannot be cancelled without more than thirty (30) days’ notice; (vi) any agreement with any current or former officer, director, shareholder, members, manager or affiliate of the Buyer; (vii) any agreements relating to the acquisition (by merger, purchase of units or assets or otherwise) by the Buyer of any operating business or material assets or the capital stock of any other person; (viii) any agreements for the sale of any of the assets of the Buyer, other than in the ordinary course of business; (ix) any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Buyer; (x) any royalty agreements, licenses or other agreements relating to Intellectual Property (excluding licenses pertaining to “off-the-shelf” commercially available software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000); and (xi) any other agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Buyer including any customer agreements.

(a) The Buyer has made available to Company either an original or a correct and complete copy of each written Material Agreement. With respect to each Material Agreement to which the Company is a party thereto: (i) the agreement is the legal, valid, binding, enforceable obligation of the Company and is in full force and effect in all material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) the Company is not in material breach or default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; and (iii) the Company has not repudiated any material provision of the agreement.

4.30 Organizational Documents. Buyer has delivered in electronic form, hard copy or made available to the Company a true and correct copy of the Articles of Incorporation, as amended and Bylaws, as amended of Buyer and any other organizational documents of Buyer, each as amended, and each such instrument is in full force and effect as of the Closing Date (the “Organizational Documents”). Buyer is not in violation of any of the provisions of its Organizational Documents. Buyer has also delivered or made available to the Company a true and correct copy of the minute book as applicable of Buyer as is in full force and effect as of the Closing Date (the “Minute Book”). All information contained in the Minute Book has not been revoked as of the Closing Date.

4.31. Stock Option Plans. Except as set forth on Schedule 4.31, each stock option granted by the Buyer under any Buyer’s stock option or equity incentive plan was granted (i) in accordance with the terms of such plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Buyer’s stock option plan has been backdated. The Buyer has not knowingly granted, and there is no and has been no Buyer policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Buyer or its Subsidiaries or their financial results or prospects.

4.32 Solvency. Based on the consolidated financial condition of the Buyer as of the Closing Date: (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Buyer’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Buyer’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Buyer, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Buyer, together with the proceeds the Buyer would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Buyer does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Buyer has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.

4.33. Registration Rights. No Person has any right to cause the Buyer or any Subsidiary to effect the registration under the Securities Act of any securities of the Buyer or any Subsidiary.

4.33. Full Disclosure. All of the representations and warranties made by Buyer in this Agreement, including the Buyer Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by Buyer at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Buyer pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Company or its representatives by or on behalf of Buyer or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE V

COVENANTS OF THE COMPANY

5.1. Conduct of the Company Business. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, the Company shall not, unless agreed to in writing by Buyer:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Closing Date;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(d) intentionally permit any Material Adverse Effect to occur with respect to the Company;

(e) make any material change in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f) authorize any, or commit or agree to take any of, the foregoing actions.

5.2. Satisfaction of Conditions Precedent. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in ARTICLE VIII, and the Company will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

5.3. No Other Negotiations. As of the date of this Agreement, the Company has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition including, without limitation, any agreement or understanding that would require the Buyer to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Buyer nor the Company shall, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Buyer and its Affiliates involving any Alternative Acquisition, (b) provide information with respect to either Party to any Person, other than in connection with this Agreement, relating to a possible Alternative Acquisition by any Person, (c) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Buyer and its Affiliates.

If either party receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably expected to lead to an Alternative Acquisition, or any request for nonpublic information relating to the Company, the Company shall promptly notify Buyer thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be, and shall keep Buyer promptly informed of any developments with respect to same.

5.4. Access. The Company shall afford to Buyer, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer, reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Buyer, (a) a copy of each report, schedule, and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Buyer or its representatives may reasonably request.

5.5. Notification of Certain Matters. The Company shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Company representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to Buyer.

5.6. Audit Requirement. The Company shall use commercially reasonable efforts to undertake an audit of its financial statements required to be included in the Buyer SEC Reports to be filed with the SEC after the Closing Date in accordance with the rules and regulations promulgated by the SEC (the “Audit Deadline”). Buyer and the Company shall act in good faith and take such further assurances as are necessary to comply with the requirements set forth in this Section to meet the Audit Deadline.

ARTICLE VI

COVENANTS OF THE BUYER

6.1. Conduct of the Buyer Business. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, the Buyer shall not, unless agreed to in writing by the Company:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Closing Date;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(d) intentionally permit any Material Adverse Effect to occur with respect to the Buyer;

(e) make any material change in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f) authorize any, or commit or agree to take any of, the foregoing actions.

6.2 Access. Buyer shall afford to the Company and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of the Buyer’s properties, books, contracts, commitments, personnel and records and, during such period, the Buyer shall furnish promptly to the Company, (a) a copy of each report, schedule, registration statements and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the Company or its representatives may reasonably request.

6.3. No Other Negotiations. As of the date of this Agreement, the Buyer has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition including, without limitation, any agreement or understanding that would require the Buyer to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Buyer nor the Company shall, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Buyer and its Affiliates involving any Alternative Acquisition, (b) provide information with respect to either Party to any Person, other than in connection with this Agreement, relating to a possible Alternative Acquisition by any Person, (c) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Buyer and its Affiliates.

If either party receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably expected to lead to an Alternative Acquisition, or any request for nonpublic information relating to the Company, the Company shall promptly notify Buyer thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be, and shall keep Buyer promptly informed of any developments with respect to same.

6.3. Notification of Certain Matters. The Buyer shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Buyer representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Company.

6.4. Satisfaction of Conditions Precedent. During the term of this Agreement, Buyer will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and Buyer will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

6.5. Delivery of Certificates for Exchange Shares. As soon as practicable after the Closing Date, the Buyer shall deliver or cause to be delivered to the Shareholder certificates for the Exchange Shares.

6.6. Filing of Schedule 14f-1. Buyer shall as promptly as practicable after the Closing Date, file the Schedule 14f-1 with the SEC with respect to the transactions described in this Agreement. As soon as practicable on or after the Closing Date, Seller shall provide all information to Buyer as reasonably required in order to file the Schedule 14f-1 with the SEC.

6.7. Bank Accounts. On the Closing Date, Buyer shall take appropriate steps to transfer all cash on hand and maintained in the bank accounts identified in Schedule 4.22 to one bank account as identified on Schedule 4.22 and wire all cash to a bank account of the Company as designed in writing between the parties. Following execution of this Agreement, Buyer shall take all necessary steps, as soon as commercially practicable after the Closing Date, to close all bank accounts in the name of Buyer and shall provide evidence of such closures to the Company, in form and substance reasonably acceptable to the Company. In addition, following the execution of this Agreement, any check, withdrawal, wire or other deduction from any Buyer bank account shall require the approval and signature of Philip Falcone, or such other representative of the Company as may be identified on or after the date of this Agreement.

6.8. Effectiveness of Buyer Shareholder Approval. As soon as commercially practicable after Closing, Buyer shall file a Schedule 14C in connection with the approval by the majority shareholders of the Buyer of the increase in the amount of authorized Common Stock to 5,000,000,000 shares and the change in the corporation’s name to Sovryn TV Holdings, Inc.

6.9 Post-Closing Actions. The Buyer shall execute and deliver the documents and complete the tasks set forth in this Section as soon as reasonably practicable and in each case no later than the time limit specified in this Section or such longer time as the Company may agree in its sole discretion:

(a) The Buyer and Jeffrey Canouse shall take all such further assurances and provide such further documentation not later than ten (10) calendar days after the Closing, in form and substance satisfactory to the Company, to transfer all shares of Series B Preferred Stock of Buyer currently held by Mr. Canouse into the such names and the Buyer shall designate. In addition, the Buyer and Jeffrey Canouse shall take all such further assurances and provide such further documentation not later than five (5) calendar days after the Closing, in form and substance satisfactory to the Company, to enter into an agreement, effective as of the Closing Date, for the provision of services to the Company as Chief Compliance Officer in consideration for the issuance of 1,500,000 shares of common stock of the Buyer.

(b) The Buyer shall take all such further assurances and provide such further documentation not later than ten (10) calendar days after the Closing, in form and substance satisfactory to the Company, showing evidence as to (i) the cancellation of the Series A Preferred Stock and (ii) the creation of the Buyer Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, including, but not limited to, the filing of the certificate of designations for the Buyer Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock with the Nevada Secretary of State.

ARTICLE VII

COVENANTS OF BUYER, THE SHAREHOLDERS AND THE COMPANY

7.1. Notices of Certain Events. The Company and Buyer shall promptly notify each party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 3 or 4 or that relate to the consummation of the transactions contemplated by this Agreement or any other development causing a breach of any representation or warranty made by a party hereunder. Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to any party hereunder.

7.2. Public Announcements. No party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other party (not to be unreasonably withheld, delayed, denied or conditioned), except as required by Law.

7.3. Transfer Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing Date. Buyer and the Company agree that the Company will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the transactions contemplated by this Agreement or the surrender of the Shares pursuant thereto (collectively, “Transfer Taxes”), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares other than as a result of the transactions contemplated under this Agreement, and any penalties or interest with respect to the Transfer Taxes. The Company agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes.

7.4. Reasonable Efforts. The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Entities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Closing Date, (iii) the satisfaction of all conditions precedent to the parties’ obligations hereunder, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement contemplated by, and to fully carry out the purposes of, this Agreement.

7.5. Fees and Expenses. Each party will be responsible for all of the legal, accounting and other expenses incurred by such party hereto in connection with the transactions contemplated by this Agreement.

7.6. Regulatory Matters and Approvals. Each of the Shareholder, the Company and the Buyer will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters contemplated by this Agreement.

7.7 Post-Closing Financing. Within 30 days of the Closing Date, the parties will use commercially reasonable efforts to consummate an equity (or equity-linked) financing of the Buyer which results in aggregate gross proceeds of at least Three Million Dollars (US$3,000,000.00) (the “Financing”) on such terms as may be agreed upon between the parties. The Financing shall be based upon an enterprise value of not less than $45,000,000.00.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1. Condition to Obligation of Each Party to Effect the Exchange. The respective obligations of Buyer, each Shareholder and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the transactions contemplated by this Agreement contemplated herein shall be in effect; provided, however, that each of Buyer and the Company shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b) Director and Officer Appointments. As of the Closing Date, the Company shall have received evidence showing that on or prior to the Closing Date, the current board of directors of the Buyer has adopted resolutions setting the number of directors at three (3) and appointing the persons identified on Annex B hereto and accepting the resignations of the persons identified on Schedule A hereto from the board of directors of the Buyer, which appointments and resignations will be effective on the later of (1) the Closing Date, or (2) the eleventh (11th) calendar day on which the Buyer meets its information obligations under the Exchange Act, including the filing and mailing of the Schedule 14f-1 set forth in Section 6.6 above;.

8.2. Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of the Company and each Shareholder contained in this Agreement and in any certificate or other writing delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company and each Shareholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company other than any change that shall result from general economic conditions or conditions generally affecting the industry in which the Company conducts operations.

8.3. Additional Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and each Shareholder to consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered to the Company pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Buyer.

(b) Agreements and Covenants. Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Buyer.

(c) Exchange Indebtedness. Evidence satisfactory to the Company as to the exchange of all outstanding indebtedness of the Buyer identified on Schedule 4.22 and all shares of Series A Preferred Stock for up to 230,000 shares of Buyer Series D Preferred Stock on such terms as reasonably satisfactory to the Company.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Buyer for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Buyer, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Buyer.

(e) Absence of Material Adverse Effect. Since the date of the this Agreement, there shall not have been any Material Adverse Effect on Buyer, other than any change that shall result from general economic conditions or conditions generally affecting the industry in which Buyer conducts operations.

(f) Resignations. The current officers and directors of Buyer shall submit written resignations from their respective positions with Buyer and Buyer shall provide copies of such resignations to the Company.

(g) Due Diligence. The Company and the Shareholders shall be satisfied with its due diligence investigations.

(h) Conversion of Series C Preferred Stock. Evidence satisfactory to the Company as to the conversion of all outstanding shares of Series C Preferred Stock into 1,000,000 shares of Buyer Common Stock.

ARTICLE IX

TERMINATION; SURVIVAL

9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of the Company and Buyer duly authorized by the Boards of Directors of the Company and Buyer;

(b) by either the Company or Buyer, if the other party (which, in the case of Company, shall mean Company or any Shareholder) has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other party or would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(c) by any party, if all the conditions to the obligations of such party for Closing the transactions contemplated by this Agreement shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party; or

(d) by any party, if a permanent injunction or other Order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the transactions contemplated by this Agreement shall have been issued and shall have become final and nonappealable.

As used herein, the “Final Date” shall be February 28, 2021.

9.2. Notice of Termination. Any termination of this Agreement under Section 9.1 above will be effective immediately upon by the delivery of written notice of the terminating party to the other parties hereto specifying with reasonable particularity the reason for such termination.

9.3. Effect of Termination. In the case of any termination of this Agreement as provided in this Section 9, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.

9.4. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time. This Section 9.4 shall have no effect upon any other obligations of the Parties hereto, whether to be performed before or after the consummation of the transactions contemplated by this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section. A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section. All communications shall be sent to the parties at the following information specified below (or at such other information for a party as shall be designated in advance written notice to the other parties hereto):

(a)	If to Buyer:

Madison Technologies, Inc. 240 Vaughan Drive Suite 200 Alpharetta, GA 30009 Attention: Jeffrey Canouse, CEO Email:

with a copy to (which shall not constitute notice): Stout Law Group, P.A. 201 International Circle, Suite 230 Hunt Valley, MD 21030 Attn: Matheau J. W. Stout, Esq. Email: mjwstout@gmail.com

(b)	If to the Company or Shareholders:

Sovryn Holdings, Inc.

450 Park Avenue

New York, NY 10017

Attention: Philip Falcone, CEO

Email:

with a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza, 39th Floor

New York, New York 10112

Attn: Richard A. Friedman, Stephen Cohen

Email: rafriedman@sheppardmullin.com, scohen@sheppardmullin.com

10.2. Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties.

10.3. Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.4. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.7. Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Buyer Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

10.8. Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other parties, provided however the parties may assign this agreement to an Affiliate or successor-in-interest to all or substantially all of such respective party’s business provided such party agrees to be bound by the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.9. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

10.10. Governing Law; Submission of Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA IN EACH CASE LOCATED IN THE STATE OF NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11. Counterparts. This Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

10.12. Attorneys’ Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.13. Representation. Each party to this Agreement, severally, and not jointly and only as to itself, represents that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party’s choosing; (b) has authority to enter into and sign the Agreement; and (c) enters into and signs the same by its own free will.

10.14. Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Disclosure Schedule, such reference shall be to a Section of, Exhibit to or Disclosure Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “party” or “parties” shall mean Buyer, the Company and/or Shareholder, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Buyer Disclosure Schedule.

10.15. Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties hereto shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that they shall be entitled to specifically enforce the provisions of this Agreement on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

10.16. Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties has executed or caused this Share Exchange Agreement to be executed as of the date first written above.

Buyer:

MADISON TECHNOLOGIES, INC., a Nevada corporation

By:
Name:	Jeffrey Canouse
Title:	Chief Executive Officer

Company:

SOVRYN HOLDINGS, INC., a Delaware corporation

By:
Name:	Philip Falcone
Title:	Chief Executive Officer

[Signature Page to Share Exchange Agreement]

KORR VALUE, LP

By: KORR Acquisitions Group, Inc, its general partner

Name:	Kenneth Orr
Title:	President

FFO 1 2021 IRREVOCABLE TRUST

Name:	Philip Falcone
Title:	Trustee

FFO 2 2021 IRREVOCABLE TRUST

Name:	Philip Falcone
Title:	Trustee

EXHIBIT A

Name of Shareholder	Ownership of Company Common Stock	Number of Shares of Series B Preferred Stock to be Issued	Number of Shares of Series E Preferred Stock to be Issued
FFO 1 2021 Irrevocable Trust	400,000	100	400
FFO 2 2021 Irrevocable Trust	400,000		400
KORR Value, LP	200,000		200
Total	1,000,000	100	1,000

[Exhibit A – Shareholder List]

ANNEX A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Alternative Acquisition” means any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination transaction or extraordinary corporate transaction of the Company or the Buyer (as applicable) which would or could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement, including a firm proposal to make such an acquisition.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Buyer Disclosure Schedule” shall mean the written disclosure schedule delivered on or prior to the date hereof by Buyer to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

[Annex A – Definitions]

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the reported or reasonably anticipated future results or prospects of such Person and its Subsidiaries taken as a whole; to be free from doubt, any breach of any agreement between the Company and/or the Shareholders shall be considered a Material Adverse Effect; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Entity.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

‘SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Transaction Documents” means the Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

[Annex A – Definitions]

ANNEX B

Directors to be Appointed

Philip A. Falcone

Warren Zenna

Officers to be Appointed

Philip A. Falcone – CEO/Chairman

Henry Turner – CTO/COO

Resigning Officers and Directors

Jeffrey Canouse, will resign as CEO, but will be appointed

Chief Compliance Officer

[Annex B – Officers and Directors]